Exhibit 5.1

[UNION PACIFIC LETTERHEAD]

May 25, 2021

Union Pacific Corporation
1400 Douglas Street
Omaha, Nebraska 68179

Ladies and Gentlemen:

I am Assistant Secretary of Union Pacific Corporation, a Utah corporation (the “Company”) and Senior Counsel of Union Pacific Railroad Company, and I am rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 20,000,000 shares of common stock, $2.50 par value per share, of the Company (the “Common Stock”) issuable under the Company’s 2021 Stock Incentive Plan and 2021 Employee Stock Purchase Plan (the “Plans”).

In connection therewith, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement on Form S-8 relating to the registration under the Securities Act of the above-mentioned shares of Common Stock, which is being filed this date with the SEC, and I have supervised and am familiar with all corporate and shareholder proceedings taken to date in connection with the authorization and approval of the Plans.

I, or attorneys under my supervision, have examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made such investigation of law as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. Unless otherwise defined herein, terms used herein shall have the same meanings as defined in the Plans.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the above-mentioned shares of Common Stock, when issued and sold in accordance with the terms set forth in the Plans, as applicable, and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which such shares may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

My opinion is limited in all respects to the corporate laws of the State of Utah and the laws of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction. To the extent that this opinion relates to matters under the laws of the State of Utah, I have assumed, with your consent, that the laws of the State of Utah are substantially similar to those of the State of Nebraska for similar matters in this opinion.  In making the statements in this paragraph, it is understood that I express no view as to the financial statements or other financial data contained in the Registration Statement.  This opinion is provided as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

In addition, I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ John A. Menicucci, Jr.
John A. Menicucci, Jr.
Assistant Secretary
Union Pacific Corporation

Senior Counsel
Union Pacific Railroad Company